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Exhibit 99.1

CINCINNATI BELL INC. PLANS AN OFFERING OF APPROXIMATELY $300 MILLION SENIOR NOTES DUE 2013

CINCINNATI —(BUSINESS WIRE)— June 30, 2003—Cincinnati Bell Inc. (NYSE=CBB-News) today announced that it expects to pursue an offering of approximately $300 million of senior notes due 2013. The net proceeds from the offering will be used to repay debt outstanding under the company's term and revolving credit facilities.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. Any offers of the Notes will be made only by means of a private offering memorandum. The Notes will not be registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE = CBB-News) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction for the second year in a row, by J.D. Power and Associates for local residential telephone service and residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Note: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Cincinnati Bell's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunications services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2002 Form 10-K for Cincinnati Bell Inc.

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  Exhibit 99.1